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                                                                    EXHIBIT 99.1



[VERSO TECHNOLOGIES LOGO]


400 Galleria Parkway
Suite 300
Atlanta, GA  30339

MEDIA CONTACT:                               INVESTOR RELATIONS CONTACT:
Mary Frances Jones                           Jennifer L. Pepper
Director of Marketing                        Director of Investor Relations
Verso Technologies, Inc.                     Verso Technologies, Inc.
678-589-3575                                 678-589-3579
maryfrances.jones@verso.com                  jennifer.pepper@verso.com

FINAL


                    VERSO REPORTS FIRST QUARTER 2003 RESULTS
       Revenue and EBITDA from continuing operations better than expected


ATLANTA- (May 13, 2003)- Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company today announced its financial results for the first quarter of 2003.

Revenue for the first quarter of 2003 was $13.0 million, and EBITDA from continuing operations (income (loss) from continuing operations before interest, taxes, depreciation, amortization of intangibles, and amortization of deferred compensation) was $246,000. Loss from continuing operations and net loss was $1.1 million, or $.01 per share.

Steve Odom, Verso's chairman and chief executive officer commented, "Our first quarter investment in the assets of Clarent Corporation has so far proved to be even more fruitful than anticipated. We had expected a quarter of negative EBITDA as a result of the transition, but better than expected results from the Clarent operations more than offset transition costs associated with the acquisition. As a result, Verso was able to report its sixth consecutive quarter of positive EBITDA, even while integrating the Clarent operations and focusing significant resources on finalizing the definitive agreement to acquire MCK Communications, Inc. (Nasdaq: MCKC), which was announced on April 22, 2003."

Odom continued, "Verso has expanded its product offerings through strategic acquisitions, allowing us to offer our customers best-of-breed solutions for their specific


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business models. The synergies arising from the Clarent transaction are such that many solutions sold to customers that would have been comprised solely of NACT technology prior to the Clarent transaction, are now a combination of both NACT and Clarent technology. We are looking forward to closing the MCK acquisition, as we expect the same ability to leverage Clarent's enterprise technology as we are now experiencing with NACT and Clarent carrier technologies. We believe that execution in integrating acquisitions and the successful leverage of product and distribution synergies are keys to Verso's continuing success."

The following summarizes the company's results for the first quarter ended March 31, 2003 as compared with the fourth quarter of 2002 and the first quarter of 2002.

- For the quarter ended March 31, 2003, revenue was $13.0 million compared with $10.7 million for the fourth quarter of 2002, and $12.0 million for the first quarter of 2002. The increase in revenue from the fourth quarter of 2002 to the first quarter of 2003 is related to the addition of Clarent's operations in February of 2003.

- EBITDA from continuing operations for the first quarter of 2003 was $246,000, compared with $1.2 million for the fourth quarter of 2002 and $579,000 for the first quarter of 2002. EBITDA from continuing operations exceeded expectations for the first quarter primarily due to better than expected revenue and gross margin. EBITDA from continuing operations for the first quarter was less than the fourth quarter of 2002 primarily due to unusual items in the fourth quarter totaling $815,000 as well as transition costs associated with the Clarent transaction.

- Loss from continuing operations for the first quarter of 2003 was $1.1 million, or $0.01 per share, compared with income from continuing operations of $82,000, or $0.00 per share, for the fourth quarter of 2002. Loss from continuing operations for the first quarter of 2002 was $859,000, or $0.01 per share. Income from continuing operations for the fourth quarter of 2002 included several unusual items that improved income from continuing operations for that quarter by approximately $1.0 million, and, therefore, affect comparability to the first quarter's results. During the fourth quarter, in addition to the $815,000 in unusual items affecting EBITDA from continuing operations, the reserve for federal income taxes was reversed, resulting in a $200,000 income tax benefit in the fourth quarter.

- Net loss for the first quarter of 2003 was $1.1 million, or $0.01 per share, compared with net income for the fourth quarter of 2002 of $82,000, or $0.00 per share, and net loss of $1.2 million, or $0.02 per share, for the first quarter of 2002. Net loss for the first quarter of 2002 included $331,000 in loss from discontinued operations. There was no income or loss from discontinued operations for the first quarter of 2003 or the fourth quarter of 2002.


As of March 31, 2003, the company had approximately $269,000 in cash and cash equivalents, and approximately $419,000 in restricted cash. As of March 31, 2003, the


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company had borrowings of approximately $2.2 million under its credit facility with Silicon Valley Bank (SVB). During the first quarter of 2003 Verso amended its credit agreement with SVB to increase the company's asset-based revolving credit line from $5 million to $10 million, which includes a $6.0 million EX-IM (export-import) facility that will provide for working capital based on Verso's international business assets.

With its cash, the increased borrowing potential with SVB, continued diligence on expense management, including leveraging the additional revenue from the Clarent transaction, the expectation that EBITDA from continuing operations will continue to be positive and increase, and the reduced cash requirements for inventory expenditures in 2003 as a result of the Clarent assets acquired, the company believes it has the liquidity to meet its short-term needs, including the payments required on the seller notes issued in connection with the Clarent transaction.

Verso will hold a conference call today at 4:30 pm EDT to discuss the company's first quarter results and its acquisition of Clarent. Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor relations section of the Verso website, www.verso.com, or at www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast the conference call will be archived on Verso's website for 30 days. A telephone replay of the call will be available from 8:00 p.m. EDT on May 13, 2003, through close of business May 20, 2003 by dialing (800)475-6701, passcode 683992.

ABOUT VERSO TECHNOLOGIES

Verso Technologies provides integrated switching and solutions for communications service providers which want to develop IP-based services with PSTN scalability and quality of service. Verso's unique, end-to-end native SS7 capability enables customers to leverage their existing PSTN investments by ensuring carrier-to-carrier interoperability and rich billing features. Verso's complete VoIP migration solutions include state of the art hardware and software, OSS integration, the industry's most widely used applications and technical training and support. For more information about Verso Technologies, contact the company at www.verso.com or by calling (678)589-3500.

EARNINGS MEASUREMENT TERMINOLOGY

EBITDA from continuing operations as presented in this press release is not a measure of performance under generally accepted accounting principles and is not calculated identically by all companies. Therefore, the presentation in this press release may not be comparable to those disclosed by other companies. The company utilizes EBITDA (income (loss) from continuing operations before interest, taxes, depreciation, amortization of intangibles and amortization of deferred compensation) as a measure of performance because it believes that it more accurately depicts how the business is currently performing than does net income. Items such as depreciation and amortization are more appropriately associated with the historical operations of the business, i.e., existing asset base and the implications of purchase accounting for acquisitions. Interest



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expense is associated primarily with the company's financing decisions, rather than current operations.


FORWARD LOOKING STATEMENTS

As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the company cautions that statements in this release that are forward-looking statements represent management's belief and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes", "intends", "may", "should", "anticipates", "expected", "estimated", "projected" or comparable terminology, or by discussion of strategies or trends. Although the company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in the company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

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                                         VERSO TECHNOLOGIES, INC.
                              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                (UNAUDITED)
                                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                            FOR THE THREE
                                                                   FOR THE THREE MONTHS ENDED MARCH 31,     MONTHS ENDED
                                                                          2003             2002          DECEMBER 31, 2002
                                                                      ------------      ------------     -------------------
Revenue                                                                     12,997            11,994            10,721
Cost of Revenue                                                              5,425             4,949             4,147
                                                                      ------------      ------------      ------------
    Gross profit                                                             7,572             7,045             6,574

Operating expenses:
  General & administrative                                                   3,321             3,112             2,727
  Sales and marketing                                                        1,891             1,765             1,573
  Research and development                                                   1,896             1,675             1,280
  Depreciation                                                                 653               762               645
  Amortization of intangibles                                                  212               142               144
  Amortization of deferred compensation                                        199               324               253
  Reorganization costs                                                         194              --                 193
                                                                      ------------      ------------      ------------
    Total operating expenses                                                 8,366             7,780             6,815

                                                                      ------------      ------------      ------------
       Operating loss from continuing operations                              (794)             (735)             (241)

Other income                                                                     9                86                78

Gain on early retirement of debt                                                --                --               350

Equity in loss of Shanghai BeTrue Infotech Co. Ltd.                            (33)               --                (5)

Interest expense, net                                                         (307)             (210)             (300)

Loss from continuing operations before income taxes                         (1,125)             (859)             (118)

Income taxes                                                                    --                --               200
                                                                      ------------      ------------      ------------
      Income (loss) from continuing operations                              (1,125)             (859)               82
                                                                      ------------      ------------      ------------


  Loss from discontinued operations                                             --              (331)               --

        Net income (loss)                                             $     (1,125)     $     (1,190)     $         82
                                                                      ============      ============      ============

Net income (loss) per common share - basic and diluted:

  Loss from continuing operations                                     $      (0.01)     $      (0.01)     $       0.00
  Loss from discontinued operations                                             --             (0.01)     $         --
                                                                      ------------      ------------      ------------
Net income (loss) per common share - basic and diluted                       (0.01)     $      (0.02)     $       0.00
                                                                      ============      ============      ============
Weighted average shares outstanding - basic and diluted                 89,437,720        77,882,051        86,941,108
                                                                      ============      ============      ============


      RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS TO EBITDA

                                                                         Q1 2003          Q1 2002            Q4 2002
                                                                      ------------      ------------      ------------

Income (loss) from continuing operations                              $     (1,125)     $       (859)               82
Add back:
  Interest                                                                     307               210               300
  Taxes                                                                         --                --              (200)
  Depreciation                                                                 653               762               645
  Amortization of intangibles                                                  212               142               144
  Amortization of deferred compensation                                        199               324               253
                                                                      ============      ============      ============
EBITDA from continuing operations                                     $        246      $        579      $      1,224
                                                                      ============      ============      ============

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                                       SELECTED BALANCE SHEET ITEMS

                                                                     March 31, 2003  December 31, 2002
                                                                     --------------  -----------------
Cash and cash equivalents                                             $        269     $      1,294
Restricted cash                                                                419              300
Accounts receivable, net                                                    14,825           10,909
Total current assets                                                        27,288           17,917
Intangibles, net                                                            16,304           16,356
Total assets                                                                50,285           39,835
Line of credit                                                               2,200              800
Total current liabilities                                                   24,034           16,068
Total liabilities                                                           33,023           22,201
Total shareholders' equity                                            $     17,262     $     17,634
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